EXHIBIT 99.05

August 14, 2017

Major League Football, Inc.

Mr. Jerry Craig, President & CEO

6230 University Parkway, Suite 301

Sarasota, FL 34240

Audit Engagement

We are engaged to audit the financial statements of Major League Football, Inc. (“MLFB”) for the fiscal year ended April 30, 2017. As required by professional standards, the objectives of the audit, our responsibilities under standards of the Public Company Accounting Oversight Board, and management’s responsibilities have been communicated to you in our engagement letter dated August 14, 2017.

Timing of the Audit

We expect to begin our audit on or about August 18, 2017 and to issue our report upon completion. An audit for this public company will take six to eight weeks to complete.

Very truly yours,

SALBERG & COMPANY, P.A.

Certified Public Accountants and Consultants

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality